                                                                  EXHIBIT (c)(1)

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          COOPERATIVE COMPUTING, INC.,

                             CCI ACQUISITION CORP.

                                      AND

                           TRIAD SYSTEMS CORPORATION

                            DATED OCTOBER 17, 1996

                               TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----
ARTICLE I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
       THE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
              1.1    The Offer.   . . . . . . . . . . . . . . . . . . . .     2
              1.2    Offer Documents.   . . . . . . . . . . . . . . . . .     3
              1.3    Company Actions  . . . . . . . . . . . . . . . . . .     3
              1.4    Directors  . . . . . . . . . . . . . . . . . . . . .     5

ARTICLE II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
              2.1    The Merger   . . . . . . . . . . . . . . . . . . . .     6
              2.2    Closing  . . . . . . . . . . . . . . . . . . . . . .     6
              2.3    Effective Time of the Merger   . . . . . . . . . . .     6
              2.4    Effects of the Merger  . . . . . . . . . . . . . . .     7

ARTICLE III . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
       EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
       THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES   . . . . .     7
              3.1    Effect on Capital Stock  . . . . . . . . . . . . . .     7
              3.2    Conversion of Securities.  . . . . . . . . . . . . .     8
              3.3    Payment for Shares   . . . . . . . . . . . . . . . .     8
              3.4    Stock Transfer Books   . . . . . . . . . . . . . . .    10
              3.5    Company Stock Plans  . . . . . . . . . . . . . . . .    11
              3.6    Dissenting Shares  . . . . . . . . . . . . . . . . .    11

ARTICLE IV  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
       REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . .    12
              4.1    Representations and Warranties of the Company  . . .    12
              4.2    Representations and Warranties of Parent and
                     Sub  . . . . . . . . . . . . . . . . . . . . . . . .    30

ARTICLE V . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
       COVENANTS RELATING TO CONDUCT OF BUSINESS  . . . . . . . . . . . .    32
              5.1    Covenants of the Company   . . . . . . . . . . . . .    32

ARTICLE VI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
       ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . .    37
              6.1    Preparation of the Proxy Statement; Company
                     Stockholders Meeting; Merger without a
                     Company Stockholders Meeting   . . . . . . . . . . .    37
              6.2    Access to Information  . . . . . . . . . . . . . . .    38
              6.3    Settlements  . . . . . . . . . . . . . . . . . . . .    38
              6.4    Fees and Expenses  . . . . . . . . . . . . . . . . .    38
              6.5    Brokers or Finders   . . . . . . . . . . . . . . . .    39
              6.6    Indemnification; Directors' and Officers'
                     Insurance  . . . . . . . . . . . . . . . . . . . . .    40

              6.7    Best Efforts   . . . . . . . . . . . . . . . . . . .    41
              6.8    Conduct of Business of Sub   . . . . . . . . . . . .    42
              6.9    Publicity  . . . . . . . . . . . . . . . . . . . . .    42
              6.10   Spin-Off of Certain Real Estate  . . . . . . . . . .    42

ARTICLE VII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
       CONDITIONS PRECEDENT   . . . . . . . . . . . . . . . . . . . . . .    45
              7.1    Conditions to Each Party's Obligation to
                     Effect the Merger  . . . . . . . . . . . . . . . . .    45

ARTICLE VIII  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
       TERMINATION AND AMENDMENT  . . . . . . . . . . . . . . . . . . . .    46
              8.1    Termination  . . . . . . . . . . . . . . . . . . . .    46
              8.2    Effect of Termination  . . . . . . . . . . . . . . .    47
              8.3    Amendment  . . . . . . . . . . . . . . . . . . . . .    47
              8.4    Extension; Waiver  . . . . . . . . . . . . . . . . .    47

ARTICLE IX  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
       GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . .    47
              9.1    Nonsurvival of Representations,
                     Warranties    and Agreements   . . . . . . . . . . .    47
              9.2    Notices  . . . . . . . . . . . . . . . . . . . . . .    47
              9.3    Interpretation   . . . . . . . . . . . . . . . . . .    49
              9.4    Counterparts   . . . . . . . . . . . . . . . . . . .    49
              9.5    Entire Agreement; No Third Party
                     Beneficiaries; Rights of Ownership   . . . . . . . .    49
              9.6    Governing Law  . . . . . . . . . . . . . . . . . . .    49
              9.7    No Remedy in Certain Circumstances   . . . . . . . .    49
              9.8    Assignment   . . . . . . . . . . . . . . . . . . . .    50

                           GLOSSARY OF DEFINED TERMS

1989 Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
1990 ESPP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Board Percentage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Company Intangible Property . . . . . . . . . . . . . . . . . . . . . . . .  25
Company Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Company Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Company Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Company Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .   4
Company SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Company Stockholder Approval  . . . . . . . . . . . . . . . . . . . . . . .  16
Company Voting Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  38
Constituent Corporations  . . . . . . . . . . . . . . . . . . . . . . . . .   6
Continuing Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
CSD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Designated Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Designated Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Designated Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Employee Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Environmental Costs and Liabilities . . . . . . . . . . . . . . . . . . . .  26
Environmental Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Final Purchase Date . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Gains and Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .  16
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Hazardous Material  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Indemnified Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
IRSA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Offer Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Offer Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Option Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
OSHA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Paying Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Payment Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Permitted Investments . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Real Property Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Remedial Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Representatives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Schedule 14D-1  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Schedule 14D-9  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Spin-Off Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Spinco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Stock Option Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Stockholders Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Trigger Event . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                          AGREEMENT AND PLAN OF MERGER


              THIS AGREEMENT AND PLAN OF MERGER, dated as of October 17, 1996 (the "Agreement"), is made and entered into by Cooperative Computing, Inc., a Texas corporation ("Parent"), CCI Acquisition Corp., a Delaware corporation ("Sub"), and Triad Systems Corporation, a Delaware corporation (the "Company").

              WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have unanimously approved the acquisition of the Company by Parent, by means of the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth in the Agreement;

              WHEREAS, to effectuate the acquisition, Parent and the Company each desire that Sub commence a cash tender offer to purchase all of the outstanding shares of common stock, par value $.001 per share, of the Company ("Shares" or "Company Common Stock"), upon the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.2), and the Board of Directors of the Company has unanimously approved such tender offer and agreed to recommend to its stockholders that they accept the tender offer and tender their Company Common Stock pursuant thereto;

              WHEREAS, the holders of the issued and outstanding common stock of Sub will contribute that stock to Parent prior to the consummation of the Offer, as a result of which, Sub will become a wholly-owned subsidiary of Parent;

              WHEREAS, Parent and Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, certain beneficial and record holders of the Company Common Stock enter into agreements (collectively, the "Stockholders Agreement") providing for certain matters with respect to their Shares (including the tender of their Shares and certain other actions relating to the Offer (as defined in Section 1.1)) and the other transactions contemplated by this Agreement and in order to induce Parent and Sub to enter into this Agreement, the Company has approved the execution and delivery by Parent and such stockholders of the Stockholders Agreement, and such stockholders have agreed to execute and deliver the Stockholders Agreement; and

              WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to consummation thereof;

              NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                   THE OFFER

              1.1    The Offer.    (a)     Provided that none of the events set
forth in Exhibit A hereto shall have occurred and be continuing, as promptly as practicable (but in any event not later than five business days after the public announcement of the execution and delivery of this Agreement), Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase (the "Offer") all outstanding shares of the Company Common Stock (together with the associated Rights (as hereinafter defined)) at a price of $9.25 per share, net to the seller in cash (the "Offer Consideration"). As used in this Agreement, "Rights" shall mean the Common Stock Purchase Rights issued pursuant to the Company Rights Agreement (as defined below). Except where the context otherwise requires, all references herein to the shares of Common Stock shall include the associated Rights. The obligation of Parent and Sub to commence the Offer, consummate the Offer, accept for payment and to pay for shares of Company Common Stock validly tendered in the Offer and not withdrawn shall be subject only to those conditions set forth in Exhibit A hereto.

              (b) Parent and Sub expressly reserve the right to amend or modify the terms of the Offer, except that, without the prior written consent of the Company, Sub shall not (and Parent shall not cause Sub to) (i) decrease the Offer Consideration or the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer, (ii) change, in any material respect, the conditions to the Offer, (iii) impose additional material conditions to the Offer, (iv) waive the condition that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of shares of Company Common Stock which constitutes at least 51% of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" having the following meaning, as of any date: the number of shares of Company Common Stock outstanding, together with Shares which the Company may be required to issue pursuant to obligations outstanding at that date under employee stock option or similar benefit plans, or otherwise), (v) extend the expiration date of the Offer (except that Sub may extend the expiration date of the Offer (a) as required by law, (b) for up to ten (10) business days after the initial expiration date or for longer periods (not to exceed 90 calendar days from the date of commencement) in the event that any condition to the Offer is not satisfied, or (c) for one or more times for an aggregate period of up to 15 days (not to exceed 90 calendar days from the date of commencement) for any reason other than those specified in the immediately preceding clause (a) or clause (b)), or (vi) amend any term of the Offer in any manner materially adverse to holders of shares of Company Common Stock; provided, however, that, except as set forth above, Sub may waive any other condition to the Offer in its sole discretion; and provided further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"). Assuming the prior satisfaction or waiver of the conditions to the Offer, Sub shall accept for payment, and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof.

              1.2 Offer Documents. As soon as practicable on the date of commencement of the Offer, Parent and Sub shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents") and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law, and shall conform in all material respects with the requirements of the Exchange Act and any other applicable law; provided, however, that no agreement or representation hereby is made or shall be made by Parent or Sub with respect to information supplied by the Company expressly for inclusion in, or with respect to Company information derived from the Company's public SEC filings that is included or incorporated by reference in, the Offer Documents. Parent, Sub and the Company each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Sub further agrees to take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Company Common Stock, in each case as and to the extent required by applicable law. In conducting the Offer, Parent and Sub shall comply in all material respects with the provisions of the Exchange Act and any other applicable law. The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

              1.3 Company Actions. The Company hereby consents to the Offer and represents that (a) its Board of Directors (at a meeting duly called and held) has unanimously (i) determined that each of this Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved the execution, delivery and performance of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby, including the

Offer and the Merger, and such approval constitutes approval of the foregoing for purposes of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), (iii) resolved to recommend acceptance of the Offer, approval and adoption of this Agreement and the Stockholders Agreement and approval of the Merger by the holders of Company Common Stock, (iv) taken all action necessary in respect of the Amended and Restated Rights Agreement, dated as of December 6, 1993, between the Company and Chemical Trust Company of California, as Rights Agent (the "Company Rights Agreement"), so as to render the Company Rights Agreement inapplicable to any and all of the execution, delivery and performance of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby, including the Offer and the Merger (such necessary action to include, without limitation, taking action to provide that none of Parent and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur as a result of such execution, delivery and performance or such consummation), and
(v) adopted the resolutions described in Section 4.1(i)(xiii) regarding certain employee severance benefits, and (b) Hambrecht & Quist, LLP has delivered to the Board of Directors of the Company its written opinion that the Offer Consideration to be received by the holders of Company Common Stock in the Offer is fair, from a financial point of view, to such holders. The Board of Directors of the Company may withdraw, modify or amend its approval or recommendation of the Offer, this Agreement, the Stockholders Agreement or the Merger only if the Board of Directors of the Company, in good faith and based upon the advice of outside counsel, deems it necessary to do so in order to properly fulfill such Board's fiduciary obligations. The Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in this Section 1.3. The Company hereby agrees to file with the SEC simultaneously with the filing by Parent and Sub of the Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing such recommendations of the Board of Directors of the Company in favor of the Offer and the Merger and otherwise complying with Rule 14d-9 under the Exchange Act. The Schedule 14D-9 shall comply in all material respects with the Exchange Act and any other applicable law and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law. The Company, Parent and Sub each agree promptly to correct any information provided by them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. Parent, Sub and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. In connection with the Offer, the Company shall promptly furnish, or cause its transfer agent to furnish, Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of the Company Common Stock as of the latest practicable date and shall furnish, or cause its transfer agent to furnish, Parent with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Company Common Stock. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Sub and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels and lists, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, in accordance with its terms, shall deliver promptly to the Company all copies of such information then in their possession.

              1.4    Directors.  (a)       Promptly upon the purchase by Parent
or any of its subsidiaries of such number of shares of Company Common Stock which represents at least 51% of the outstanding shares of Company Common Stock (on a fully diluted basis), and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board of Directors of the Company) as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (x) the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"), and the Company shall, upon request by Parent, promptly satisfy the Board Percentage by (i) increasing the size of the Board of Directors of the Company or (ii) using its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors of the Company and shall cause Parent's designees promptly to be so elected, provided that no such action shall be taken which would result in there being, prior to the consummation of the Merger, less than two directors of the Company that are not affiliated with Parent. At the request of Parent, the Company shall take, at the Company's expense, all lawful action necessary to effect any such election, including, without limitation, mailing to its stockholders the information required by Section

14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Company's stockholders in the
Schedule 14D-9.

              (b) Following the election or appointment of Parent's designees pursuant to this Section 1.4 and prior to the Effective Time of the Merger, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Sub or waiver of the Company's rights thereunder shall require the concurrence of a majority of directors of the Company then in office who are "Continuing Directors". The term "Continuing Director" shall mean (i) each member of the board of directors on the date hereof who voted to approve this Agreement and
(ii) any successor to any Continuing Director that was recommended to succeed such Continuing Director by a majority of the Continuing Directors then on the board of directors.


                                   ARTICLE II
                                   THE MERGER

              2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and a direct wholly owned subsidiary of Parent (Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue under the name "Triad Systems Corporation."

              2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York time, on the second business day after satisfaction of the conditions set forth in Section 7.1 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 7.2 and 7.3) (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to in writing by the parties hereto.

              2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

              2.4    Effects of the Merger.       (a)    The Merger shall have
the effects as set forth in the applicable provisions of the DGCL.

              (b) The directors of Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

              (c) The Certificate of Incorporation of the Company shall be amended and restated in its entirety as set forth on Exhibit B hereto and, from and after the Effective Time, such amended and restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

              (d) The Bylaws of the Company shall be amended and restated in their entirety as set forth on Exhibit C hereto and, from and after the Effective Time, such amended and restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation or the Bylaws.


                                  ARTICLE III
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

              3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the holder of any capital stock of Sub:

              (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

              (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company and all shares of Company Common Stock and other shares of capital stock of the Company owned by Parent or Sub shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

              3.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the shares thereof:

              (a)        (i)       Subject to the other provisions of this
Section 3.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned, directly or indirectly, by the Company or any Subsidiary (as defined below) of the Company or by Parent, Sub or any other Subsidiary of Parent and Dissenting Shares (as defined in Section 3.6)) shall be converted into the right to receive the Offer Consideration, payable to the holder thereof, without any interest thereon, less any required withholding taxes (the "Merger Consideration"), upon surrender and exchange of the Certificates (as defined in Section 3.3). As used in this Agreement, the word "Subsidiary", with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or (iii) at least 25% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

                        (ii) All such shares of Company Common Stock, when converted as provided in Section 3.2(a)(i), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.3, shall only represent the right to receive for their Shares, the Merger Consideration, without any interest thereon.

              3.3    Payment for Shares.   (a)    Paying Agent. Prior to the
Effective Time, Sub shall appoint a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and Sub shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article III, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 3.2(a)(i) and this
Section 3.3 to holders (other than the Company or any Subsidiary of the Company or Parent, Sub or any other Subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

              The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Company Common Stock entitled thereto as contemplated by this Section. The Surviving Corporation shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings on Permitted Investments shall be paid to the Surviving Corporation. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 3.3, the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

              (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record (other than the Company or any Subsidiary of the Company or Parent, Sub or any other Subsidiary of Parent) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such Certificate and
(y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Absolutely no interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.3(b), each Certificate (other than Certificates representing Shares owned by Parent or any subsidiary of Parent or held in the treasury of the Company) shall represent for all purposes only the right to receive the Merger Consideration.

              (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

              (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (e) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

              3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

On or after the Effective Time, any certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration.

              3.5 Company Stock Plans. (a) At the Effective Time, each holder of a then outstanding option to purchase Shares under the Company's 1982 Amended and Restated Stock Option Plan, 1990 Stock Option Plan, and Amended and Restated Outside Directors Stock Option Plan (collectively, the "Stock Option Plans"), whether or not then exercisable (the "Options"), shall, in settlement thereof, receive for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Offer Consideration and the per Share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the Option Consideration, the Option shall be canceled. The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. Prior to the Effective Time, the Company shall obtain all necessary consents or releases from holders of Options under the Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 3.5. All Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time, and the Company shall take all action necessary to ensure that following the Effective Time no participant in any Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans.

              (b) The Company shall take all actions reasonably necessary to cause the last day of the current "Offering Period" (as such term is defined in the Company's 1990 Employee Stock Purchase Plan (as amended to date, the "1990 ESPP")) to be the date immediately following the last payday occurring prior to the expiration date of the Offer and apply the funds within the participant's withholdings account on such expiration date to the purchase of whole Shares in accordance with the terms of the 1990 ESPP. The Company shall cause the 1990 ESPP to be terminated effective as of the Final Purchase Date.

              3.6 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 3.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

              4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

              (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect (as defined below) with respect to the Company. The Company has heretofore made available to Parent complete and correct copies of its and its Subsidiaries' respective Certificates of Incorporation and Bylaws. All Subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified on Schedule 4.1(a). As used in this Agreement: a "Material Adverse Effect" shall mean, with respect to any party, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, assets or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole.

              (b) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 Shares and 1,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"). At the close of business on September 30, 1996: (i) 17,749,158 Shares were issued and outstanding; (ii) no shares of Preferred Stock were issued and outstanding;
(iii) 1,838,190 Shares were reserved for issuance pursuant options outstanding under the Stock Option Plans; (iv) 290,219 Shares remain available for issuance pursuant to the 1990 ESPP, (v) except for the issuance of Shares pursuant to the exercise of the Options, there are no employment, executive termination or similar agreements providing for the issuance of Shares; (vi) 645,184 Shares were held by the Company; and (vii) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company stockholders may vote ("Company Voting Debt") were issued or outstanding. Since September 30, 1996, no additional Shares have been made available for issuance under the 1990 ESPP. As of September 30, 1996, the total amount of funds on deposit in all participants' withholdings accounts for the current Offer Period under the 1990 ESPP was $416,000. All outstanding Shares are validly issued, fully paid and nonassessable and are not subject to preemptive or other similar rights. No Shares are owned by any Subsidiary of the Company. Except as set forth on
Schedule 4.1(b), all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 4.1(b) and except for changes since September 30, 1996 resulting from the exercise of employee stock options granted prior to such date pursuant to the Stock Option Plans or from the issuance of Shares under the 1990 ESPP as contemplated by Section 3.5(b) of this Agreement and except for the potential issuance of options to purchase up to 75,000 Shares that may be granted in connection with an offer of employment outstanding on the date of this Agreement, there are outstanding: (i) no shares of capital stock, Company Voting Debt or other voting securities of the Company; (ii) no securities of the Company or any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock, Company Voting Debt or other voting securities of the Company or any Subsidiary of the Company; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Since September 30, 1996, the Company has not (i) granted any options, warrants or rights to purchase shares of Company Common Stock (except for the potential issuance of options to purchase up to 75,000 Shares that may be granted in connection with an offer of employment outstanding on the date of this Agreement), or (ii) amended or repriced any Option or Stock Option Plans, and set forth on Schedule 4.1(b) is a list of all outstanding options, warrants and rights to purchase shares of Company Common Stock and the exercise prices relating thereto. Except for the Stockholders Agreement and the Unit Purchase Agreement, dated as of July 7, 1992, between the Company, Richard C. Blum & Associates, Inc., and certain investors, as amended by the First Amendment to Unit Purchase Agreement, dated as of August 3, 1992, and the Exchange Agreement and Second Amendment to Unit Purchase Agreement, dated as of March 31, 1995, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the Company to vote the stock of any of its Subsidiaries.

              (c)    Authority; No Violations; Consents and Approvals.

                  (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined in Section 4.1(c)(iii)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, if required with respect to consummation of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, subject, if required with respect to consummation of the Merger, to the Company Stockholder Approval, and assuming that this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                 (ii) Except as set forth on Schedule 4.1(c)(ii), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration (including pursuant to any put right) of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), pursuant to (A) any provision of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries or (B) except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph
(iii) of this Section 4.1(c) are duly and timely obtained or made and, if required, the Company Stockholder Approval has been obtained, result in any Violation of (1) any loan or credit agreement, note, mortgage, deed of trust, indenture, lease, Company Employee Benefit Plan (as defined in Section 4.1(i)), Company Permit (as defined in Section 4.1(f)), or any other agreement, obligation, instrument, concession, franchise, or license, except for any Violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and except that each holder of the Company's 12.25% Senior Notes due 1999 shall have the right, at such holder's option and in the manner provided in the Indenture, dated August 1, 1992, between the Company and Security Pacific National Trust Company (New
York) to require the Company to redeem all or any portion of such holder's Senior Notes and except that no representation is made as to that certain Revolving Credit Loan Agreement, dated as of June 30, 1992, by and between the Company and Comerica Bank-California, as amended to date, and that certain First Deed of Trust and Assignment of Rents, Security Agreement and Fixture Filing, dated August 23, 1988, by 3055 Triad Dr. Corp. and Mason-McDuffie Financial Corporation, as Trustee, for the benefit of The Variable Annuity Life Insurance Company, or (2) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets (collectively, "Laws"). The Board of Directors of the Company has taken all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement and the Stockholders Agreement, to ensure that Section 203 of the DGCL does not, and will not, apply to the transactions contemplated in this Agreement or the Stockholders Agreement.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its domestic Subsidiaries, and to the best knowledge of either of the Company's Chief Executive Officer and the Company's Chief Financial Officer (the "Designated Officers") with respect to any of the Company's foreign Subsidiaries, in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of the applicable waiting period thereunder; (B) the filing with the SEC of (x) a proxy statement (if required by applicable law) in definitive form relating to a meeting of the holders of Company Common Stock to approve the Merger (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement"), (y) the Schedule 14D-9 in connection with the Offer, and (z) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation; (F) such filings in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains and Transfer Taxes"); (G) such other such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; and (H) the approval of this Agreement and the Merger by the holders of a majority of the outstanding Shares ("Company Stockholder Approval") .

              (d) SEC Documents. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1993 and prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, which will not be material, either individually or in the aggregate) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

              (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in
(i) any of the Offer Documents will, at the time the Offer Documents are first published, sent or given to holders of Company Common Stock, and at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock or at the time of the Company's Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the expiration date of the Offer or the Effective Time any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Offer Documents or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Offer Documents or the Proxy Statement, as the case may be, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein will comply as to form, in all material respects, with the provisions of the Exchange Act or the rules and regulations thereunder.

              (f) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure to hold any such Company Permits could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in compliance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened.

              (g) Litigation. Except as disclosed in the Company SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company ("Company Litigation"), nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company ("Company Order"). In addition, except as set forth on Schedule 4.1(g), the aggregate amount of all claims and judgments pending, or to the knowledge of the Company, threatened pursuant to all Company Litigation and Company Orders, excluding individual, unrelated claims or judgments of less than $100,000 each, does not exceed $2,500,000.

              (h)    Taxes.  Except as set forth on Schedule 4.1(h) hereto:

                  (i) All Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has duly and timely paid (or there has been paid on its behalf) all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it. With respect to any period for which Taxes are not yet due with respect to the Company or any Subsidiary, the Company and each of its Subsidiaries has made due and sufficient current accruals for such Taxes in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents. The Company and each of its Subsidiaries has made (or there has been made on its behalf) all required estimated Tax payments sufficient to avoid any material underpayment penalties. The Company and each of its Subsidiaries has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                 (ii) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or threatened in regard to any Taxes due from or with respect to the Company or any of the Subsidiaries or any Tax Return filed by or with respect to the Company or any Subsidiary, other than normal and routine audits by non-federal governmental authorities. No material assessment of Taxes is proposed against the Company or any of its Subsidiaries or any of their assets.

                (iii) No election under Section 338 of the Code has been made or filed by or with respect to the Company or any of its Subsidiaries. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its Subsidiaries or any of their assets. None of the Company or any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries. None of the assets of the Company or any of its Subsidiaries is or will be required to be treated as being owned by any person (other than the Company or its Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

                 (iv) None of the Company or any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement or similar contract.

                  (v) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of
       Section 280G of the Code.

                 (vi) Schedule 4.1(h) accurately sets forth (i) the amount of all deferred intercompany gains for purposes of Treasury Regulation section 1.1502-13 (including any predecessor regulation) with respect to the Company and its Subsidiaries; and (ii) the amount of any excess loss account with respect to the stock of each of the Subsidiaries for purposes of Treasury Regulation section 1.1502-19 (including any predecessor regulation).

                (vii) "Code" shall mean the Internal Revenue Code of 1986, as amended. "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof.
       "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

              (i)    Pension And Benefit Plans; ERISA.

                  (i)       To the best knowledge of the Designated Officers,
       Schedule 4.1(i)(i) sets forth a complete and correct list of:

                     (A) all "employee benefit plans", as defined in Section 3(3) of ERISA, under which Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise ("Benefit Plans"); and

                     (B) all employment or consulting agreements, bonus or other incentive compensation, deferred compensation, salary continuation during any absence from active employment for disability or other reasons, severance, sick days, stock award, stock option, stock purchase, tuition assistance, club membership, employee discount, employee loan, or vacation pay agreements, policies or arrangements which Company or any of its Subsidiaries maintains or has any obligation or liability (contingent or otherwise) with respect to any current officer, director or employee of Company or any of its Subsidiaries which individual arrangement has a cost to the Company or any of its Subsidiaries in excess of $10,000 per year (the "Employee Arrangements").

                 (ii) With respect to each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been provided to Purchaser: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent IRS determination letter; (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report no. 87, 106 and 112).

                (iii) Company and its Subsidiaries have not during the preceding six years had any obligation or liability (contingent or otherwise) with respect to a Benefit Plan which is described in Section 3(37), 4(b)(4), 4063 or 4064 of ERISA.

                 (iv) To the best knowledge of the Designated Officers, the Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, are qualified under such sections. To the best knowledge of the Designated Officers, any voluntary employee benefit association which provides benefits to current or former employees of the Company and its Subsidiaries, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

                  (v) All contributions or other payments required to have been made by Company and its Subsidiaries to or under any Benefit Plan or Employee Arrangement by applicable law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

                 (vi) To the best knowledge of the Designated Officers, the Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable laws.

                (vii) Except as disclosed in Schedule 4.1(i)(vii), there are no pending or, to the best knowledge of the Designated Officers, threatened actions, claims or proceedings against or relating to any Benefit Plan or Employee Arrangement other than routine benefit claims by persons entitled to benefits thereunder.

               (viii) Except as disclosed in Schedule 4.1(i)(viii), Company and its Subsidiaries do not maintain or have an obligation to contribute to retiree life or retiree health plans which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company or any of its Subsidiaries except
       (i) as may be required under Part 6 of Title I of ERISA) and at the sole expense of the participant or the participant's beneficiary or (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code.

                 (ix) Except as disclosed in Schedule 4.1(i)(ix), none of the assets of any Benefit Plan is stock of the Company or any of its affiliates, or property leased to or jointly owned by the Company or any of its affiliates.

                  (x) Except as disclosed in Schedule 4.1(i)(x) or in connection with equity compensation, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of Company and its Subsidiaries, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or
       (iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.

                 (xi) Company and its Subsidiaries have no liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of an underfunded pension plan.

                (xii) The representations and warranties set forth in the immediately preceding clauses (i) through (xi) shall apply to the Benefit Plans and Employee Arrangements of Computer System Dynamics, Inc. ("CSD") that were in existence at the time of the acquisition of CSD by the Company pursuant to that certain Stock Purchase Agreement, dated June 14, 1996, subject to the following qualifications: (A) each such representation and warranty that is not otherwise qualified as being "to the best knowledge of the Designated Officers" shall be deemed so qualified and (B) each such representation and warranty shall be subject to the exceptions disclosed with respect to the particular representation and warranty on Schedule 4.1(i)(xii) hereto.

               (xiii) Schedule 4.1(i)(xiii)(a) sets forth a true, correct and complete copy of certain resolutions of the board of directors of the Company duly adopted at the meeting thereof held on January 4, 1989 (the "1989 Resolutions"); prior to the adoption of the resolutions identified in the next sentence, the 1989 Resolutions had not been amended, modified or repealed in any respect and were in full force and effect; neither the Company, any of its Subsidiaries, nor any of their respective employees, agents or representatives, has made any representation, warranty, covenant or agreement that the 1989 Resolutions would not, or could not, be amended, modified or repealed solely by the Company; from and after the adoption of the resolutions referenced in the next succeeding sentence, the 1989 Resolutions have ceased to be of any force or effect; and no written or oral agreements have been entered into pursuant to the authority granted in the 1989 Resolutions or otherwise evidencing any of the matters referenced in the 1989 Resolutions. The board of directors of the Company has unanimously adopted resolutions rescinding the 1989 Resolutions, retroactive to the date of the adoption of the 1989 Resolutions, and adopting a severance pay policy the terms of which are to consist of the arrangements described in the 1989 Resolutions, modified as follows:

                     (A) Employees (other than executive officers) shall be eligible for severance benefits in accordance with such policy only if they are involuntarily terminated without cause by the Company and its subsidiaries within six (6) months following a change in control (as defined in the 1989 Resolutions).

                     (B) Executive officers of the Company shall be eligible for severance benefits in accordance with such policy only if they are involuntarily terminated by the Company and its subsidiaries within twelve (12) months following a change in control (defined as described above) of the Company.

                     (C) The Board of Directors of the Company shall have the right to clarify the terms of such severance policy at any time and from time to time, including, but not limited to, resolving any ambiguities or supplying any omission in such severance policy.

                     (D) The Board of Directors of the Company shall have the right to amend or terminate such severance policy in its sole discretion at any time and from time to time, except no such amendment or termination which materially and adversely affects the rights of any employee of the Company or any of its subsidiaries under the severance policy shall be effective with respect to: (i) any person whose employment with the Company and its subsidiaries has terminated prior to the date of such amendment or termination, (ii) any such employee for a period of six months beginning on the date of a change in control (defined as described above) of the Company and (iii) any executive officer of the Company for a period of twelve months beginning on the date of a change in control (defined as described above).

                     (E) For all purposes of the severance policy, the date of a change in control of the Company involving a person or an affiliated group of persons shall be the date of the earliest to occur of any of the events defined in the 1989 Resolutions with respect to such person or affiliated group of persons.

              (j) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed after September 30, 1995, as set forth on
Schedule 4.1(j), or as contemplated by this Agreement, since September 30, 1995, the business of the Company and its Subsidiaries has been carried on only in the ordinary and usual course and there has not been any material adverse changes (either individually or in the aggregate) in the business, operations or financial condition of the Company.

              (k) No Undisclosed Material Liabilities. To the best knowledge of the Designated Officers, except as specifically and individually set forth on Schedule 4.1(k) or the other schedules hereto (specific reference to which shall be made on Schedule 4.1(k)), there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are material to the Company and its Subsidiaries considered as a whole other than: (i) liabilities reflected on the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; and (ii) liabilities under this Agreement.

              (l) Opinion of Financial Advisor. The Company has received the opinion of Hambrecht & Quist LLP, dated October 16, 1996, to the effect that, as of the date hereof, the Offer Consideration to be received by the holders of Company Common Stock in the Offer and the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders, a signed, true and complete copy of which opinion shall be delivered to Parent, and such opinion has not been withdrawn or modified.

              (m) Vote Required. In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to approve the Merger and this Agreement and the transactions contemplated hereby.

              (n)     Labor Matters.

                  (i) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the knowledge of Company, there have been no organizing activities involving Company and its Subsidiaries with respect to any group of employees of Company or any of its Subsidiaries.

                 (ii) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened in writing against or involving Company or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of Company, threatened in writing by or on behalf of any employee or group of employees of Company or any of its Subsidiaries.

                (iii) There are no complaints, charges or claims against Company or any of its Subsidiaries pending or, to the knowledge of Company, threatened to be brought or filed with any governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Company or any of its Subsidiaries.

                 (iv) Each of the Company and its Subsidiaries is in material compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.

                  (v) There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment Retraining and Notification Act, as amended, with respect to Company and its Subsidiaries within the six (6) months prior to Closing.

              (o) Intangible Property. To the best knowledge of the Designated Officers, each of the Company and its Subsidiaries own or have a right to use each trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright owned, used or useful in connection with the operation of the businesses of each of the Company and its Subsidiaries as well as a list of all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the "Company Intangible Property") necessary for the operation of its respective business, free and clear of any and all liens, claims or encumbrances, except where the failure to own or have a right to use such property could not reasonably be expected to have a Material Adverse Effect on the Company. Except to the extent that such could not reasonably be expected to have a Material Adverse Effect on the Company, the use of the Company Intangible Property by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person.

              (p)    Environmental Matters.

                  (i)       For purposes of this Agreement:

                     (A) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and clean up, remove, treat, or in any other way address any Hazardous Materials) arising from or under any Environmental Law.

                     (B) "Environmental Law" means any applicable law regulating or prohibiting Releases into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.
              Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, including, without limitation, the Industrial Site Recovery Act ("IRSA"), and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date;

                     (C) "Hazardous Material" means any substance, material or waste which is regulated by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or

              "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law and shall also include, without limitation, petroleum, petroleum products, asbestos, polychlorinated biphenyls and radioactive materials;

                     (D) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property; and

                     (E) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

                 (ii) The operations of the Company and its Subsidiaries have been and, as of the Closing Date, will be, in compliance in all material respects with all Environmental Laws;

                (iii) The Company and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not materially impair the ability of the Company and its Subsidiaries to continue operations;

                 (iv) The Company and its Subsidiaries are not subject to any outstanding written orders or material contracts with any Governmental Entity or other person respecting (A) Environmental Laws,
       (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

                  (v) The Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any

       Environmental Law, which violation or liability is outstanding;

                 (vi) Neither the Company nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) which would be reasonably likely to result in the Company and its Subsidiaries incurring Environmental Costs and Liabilities in excess of $100,000;

                (vii) The operations of the Company or its Subsidiaries do not involve the transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent;

               (viii) There is not now, nor to the knowledge of the Company has there been in the past, on or in any property of the Company or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments, (B) any asbestos-containing materials, or
       (C) any polychlorinated biphenyls;

                 (ix) No judicial or administrative proceedings are pending or, to the knowledge of the Company, threatened against the Company and its Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law and there are no investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries under Environmental Laws; and

                  (x) None of the exceptions set forth on Schedule 4.1(p) are reasonably likely to result in the Company and its Subsidiaries incurring Environmental Costs and Liabilities in excess of $100,000 individually or in the aggregate.

              (q)    Real Property.

                  (i) Schedule 4.1(q)(i) sets forth all of the real property owned in fee by the Company and its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (1) those reflected or reserved against in the balance sheet of the Company dated as of June 30, 1996 and (2) taxes and general and special assessments not in default and payable without penalty and interest.

                 (ii) Each lease, sublease or other agreement (collectively, the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Company's knowledge, the landlord, exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except
       (i) those reflected or reserved against in the balance sheet of the Company dated as of June 30, 1996 and (ii) taxes and general and special assessments not in default and payable without penalty and interest.

              (r) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by the vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the execution and delivery of the Stockholders Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of the Company and has approved the same, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger, and accept the Offer and tender their shares of Company Common Stock pursuant thereto.

              (s) Material Contracts. Each contract, agreement or other document or instrument to which the Company or any of its Subsidiaries is a party that was required to be filed as an exhibit to the Company's annual report on Form 10-K for the year ended September 30, 1995 was so filed and, from and after September 30, 1995, neither the Company nor any of its Subsidiaries has entered into any contract, agreement or other document or instrument (other than this Agreement) that is required to be filed with the SEC that has not been so filed on or before the date of this Agreement or any amendment, modification or waiver under any contract, agreement or other document or instrument that was previously so filed, which amendment, modification or waiver is required to be so filed. Neither the Company nor any of its Subsidiaries is a party to an employment agreement.

              (t) Related Party Transactions. No director, officer, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (1) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (2) engaged in a business related to the business of the Company or any of its Subsidiaries or (3) participating in any transaction to which the Company or any of its Subsidiaries is a party or
(iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

              (u)    Indebtedness.   Except as set forth in the Company's
Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, neither the Company nor any of its Subsidiaries has any outstanding indebtedness for borrowed money or representing the deferred purchase price of property or services or similar liabilities or obligations, including any guarantee in respect thereof ("Indebtedness"), or is a party to any agreement, arrangement or understanding providing for the creation, incurrence or assumption thereof.

              (v) Liens. Except as set forth on Schedule 4.1(v), neither the Company nor any of its Subsidiaries has granted, created or suffered to exist with respect to any of its assets, any mortgage, pledge, charge, hypothecation, collateral assignment, lien (statutory or otherwise), encumbrance or security agreement of any kind or nature whatsoever.

       4.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

       (a) Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to Parent. Parent and Sub have heretofore made available to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws.

              (b)    Authority; No Violations; Consents and Approvals.

                  (i) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                 (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Sub will not result in any Violation (as defined in Section 4.1(c)(ii)) pursuant to any provision of the respective Articles or Certificates of Incorporation or Bylaws of Parent or Sub or, except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 4.2(b) are duly and timely obtained or made and, if required, the Company Stockholder Approval has been obtained, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, which would have a Material Adverse Effect with respect to Parent.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by each of Parent and Sub or the consummation by each of Parent or Sub of the transactions contemplated hereby, except for: (A) filings under the HSR Act; (B) the filing with the SEC of (x) the Schedule 14D-1 in connection with the commencement and consummation of the Offer and (y) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation; (F) such filings in connection with any Gains and Transfer Taxes; and (G) such other such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement.

              (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
(i) the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Sub, or with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9 or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such documents, such event shall be so described to the Company.

              (d) Board Recommendation. The Board of Directors of the Parent, at a meeting duly called and held, has by the vote of those directors present determined that each of the Offer and the Merger is fair to and in the best interests of Parent and has approved the same.

              (e) Financing. Parent and Sub have delivered to the Company true and complete copies of commitments obtained by Parent and Sub from financially responsible third parties in respect of the debt and equity financing for the transactions contemplated hereby.


                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

              5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to the Company and its Subsidiaries that (except as expressly contemplated or permitted by this

Agreement, or to the extent that Parent shall otherwise consent in writing):

              (a) Ordinary Course. The Company and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

              (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof, as contemplated by this Agreement or as contemplated by employee benefit and dividend reinvestment plans as in effect on the date hereof.

              (c) Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) grant any options, warrants or rights, to purchase shares of Company Common Stock, (ii) amend or reprice any Option or Stock Option Plan, (iii) amend the 1990 ESPP, permit any person not a participant in the 1990 ESPP on the date of this Agreement to become a participant in the 1990 ESPP, or permit any participant in the 1990 ESPP to increase such participant's current payroll deductions with respect to the 1990 ESPP, or (iv) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class or series, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than: (A) the issuance of Shares upon the exercise of Options granted under Stock Option Plans which are outstanding on the date hereof, or in satisfaction of stock grants or stock based awards made prior to the date hereof pursuant to Stock Option Plans or based upon any individual agreements such as employment agreements or executive termination agreements (in each such case, as in effect on the date hereof), or the issuance of Options to purchase up to 75,000 Shares in connection with an offer of employment outstanding on the date of this Agreement; and (B) issuances by a wholly-owned Subsidiary of its capital stock to its parent.

              (d) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws.

              (e) No Solicitation. From and after the date hereof until the termination of this Agreement, neither the Company or any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) (such officers, directors, employees, representatives, agents, affiliates, investment bankers, attorneys and accountants being referred to herein, collectively, as "Representatives"), will, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, and neither the Company nor any of its Subsidiaries will authorize or permit any of its Representatives to take any such action, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of, all inquiries and proposals which it or any of its Subsidiaries or any of their respective Representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal promptly; provided, however, that nothing contained in this Section 5.1(e) shall prohibit the Board of Directors of the Company from:

                  (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide Acquisition Proposal and in respect of which such person or entity has the necessary funds or commitments therefor if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law, (B) prior to taking such action, the Company (x) provides reasonable prior notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, and (C) the Company shall promptly and continuously advise Parent as to all of the relevant details relating to, and all material aspects, of any such discussions or negotiations, or

                 (ii) failing to make or withdrawing or modifying its recommendation referred to in Section 4.1 if there exists an Acquisition Proposal and the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law.

For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions between the Company, Parent and Sub contemplated hereunder) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets (other than real property) of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

              (f) No Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

              (g) No Dispositions. Other than: (i) dispositions of real property or (ii) dispositions in the ordinary course of business consistent with past practice which are not material, individually or in the aggregate, to such party and its Subsidiaries taken as a whole, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

              (h) SEC Filings. The Company shall promptly provide Parent (or its counsel) with copies of all filings made by the Company with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

              (i) No Dissolution, Etc. Except as otherwise permitted or contemplated by this Agreement, the Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

              (j) Other Actions. Except as contemplated by this Agreement, the Company will not nor will it permit any of its Subsidiaries to take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect or in any of the Company's covenants hereunder or any of the conditions to the Merger not being satisfied in all material respects.

              (k) Certain Employee Matters. The Company and its Subsidiaries shall not (without the prior written consent of Parent): (i) grant any increases in the compensation of any of its directors, officers or key employees, other than in the ordinary course of business and consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Benefit Plans or Company Pension Plans as in effect on the date hereof to any such director, officer or key employee, whether past or present; (iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or
(iv) except as may be required to comply with applicable law, become obligated under any new Company Employee Benefit Plan or Company Pension Plan, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder. The foregoing shall not prohibit the Company from lending funds to its respective employees that hold Options to fund all or a portion of the exercise price under the Options held by such employees in order that such employees may tender the Shares issuable upon the exercise of such Options in the Offer. Each such loan shall be limited to an amount no greater than the aggregate exercise price under such employee's Options, shall bear interest at the prime rate announced from time to time by Chase Manhattan Bank, and shall be due and payable upon the consummation of the Offer.

              (l)    Indebtedness; Agreements.

                  (i) Except as set forth on Schedule 5.1(l)(i), the Company shall not, nor shall the Company permit any of its Subsidiaries to, assume or incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person.

                 (ii) The Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into any contract, agreement or other document or instrument that would be required to be filed as an exhibit to an annual report on Form 10-K for the Company and the Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into any amendment, modification or waiver under any contract, agreement or other document or instrument that was previously filed with the SEC, which amendment, modification or waiver would be required to be so filed. The Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into any employment agreement.

              (m) Accounting. The Company shall not take any action, other than in the ordinary course of business, consistent with past practice or as required by the SEC or by law, with respect to accounting policies, procedures and practices.

              (n) Capital Expenditures; Product Development Costs. The Company and its Subsidiaries shall not incur any capital expenditures in excess of $2,000,000. The Company and its Subsidiaries shall not incur any product or software development costs in excess of $4,000,000 in the aggregate.


                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

              6.1 Preparation of the Proxy Statement; Company Stockholders Meeting; Merger without a Company Stockholders Meeting.

              (a) As soon as practicable following the date hereof, the Company and Parent shall prepare and file with the SEC the Proxy Statement.
The Company shall use its best efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date.

              (b) The Company will, as soon as practicable following the acceptance for payment of and payment for shares of Company Common Stock by Sub in the Offer, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of approving this Agreement and the transactions contemplated hereby. At the Company Stockholders Meeting, Parent shall cause all of the shares of Company Common Stock then owned by Parent and Sub and any of their Subsidiaries or affiliates to be voted in favor of the Merger.

              (c) Notwithstanding the foregoing clauses (a) and (b), in the event that Parent or any Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock in the Offer, the parties hereto agree, at the request of Sub, to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

              (d) Sub shall promptly submit this Agreement and the transactions contemplated hereby for approval and adoption by its stockholders by written consent of such stockholders.

              6.2 Access to Information. Upon reasonable notice, each of the Company or Parent, as the case may be, shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other party (including, in the case of Parent and Sub, potential financing sources and their employees, accountants, counsel and other representatives), access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, such party shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party, (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The Confidentiality Agreement, dated as of October 8, 1996, between Parent and the Company (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

              6.3 Settlements. Neither the Company nor any of its Subsidiaries shall effect any settlements of any legal proceedings arising out of or related to the execution, delivery or performance of this Agreement or the Stockholders Agreement or the consummation of any of the transactions contemplated hereby or thereby without the consent of Parent.

              6.4    Fees and Expenses.    (a)  Except as otherwise provided in
this Section 6.4 and except with respect to claims for damages incurred as a result of the breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

              (b) The Company agrees to pay Parent a fee in immediately available funds equal to $4,000,000 upon the termination of this Agreement under Section 8.1, if any of the events set forth below occurs (each, a "Trigger Event"):

              (i) the Board of Directors of the Company shall have withdrawn or adversely modified, or taken a public position materially inconsistent with, its approval or recommendation of the Offer, the Merger, this Agreement or the Stockholders Agreement; or

              (ii) an Acquisition Proposal has been recommended or accepted by the Company or the Company shall have entered into an agreement (other than a confidentiality agreement as contemplated by Section 5.1(e)) with respect to an Acquisition Proposal.

              (c) In the event (i) this Agreement shall be terminated in accordance with its terms, (ii) at or prior to such termination, any person or group of persons shall have made an Acquisition Proposal (each such person or member of a group of such persons being referred to herein as a "Designated Person"), and (iii) either (A) a transaction contemplated by the term "Acquisition Proposal" shall be consummated, on or before the 90th day following the termination of this Agreement, with any Designated Person or any affiliate of any Designated Person or (B) the Company or any of its Subsidiaries shall enter into an agreement, on or before the 90th day following the termination of this Agreement, with respect to an Acquisition Proposal with any Designated Person or any affiliate of any Designated Person and a transaction contemplated by the term "Acquisition Proposal" shall thereafter be consummated with such Designated Person or affiliate thereof, then the Company shall pay to Parent a fee in immediately available funds equal to $4,000,000, such fee to be paid contemporaneously with the consummation of the contemplated transaction.

              (d) Any amounts due under this Section 6.4 that are not paid when due shall bear interest at the rate of 9% per annum from the date due through and including the date paid.

              6.5    Brokers or Finders.   (a)    The Company represents, as to
itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Hambrecht & Quist LLP, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement).

              (b) Parent represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for affiliates of Parent.

              6.6    Indemnification; Directors' and Officers' Insurance.
(a) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective
Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under this
Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.6 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Company and Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

              (b) For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 175% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. The last annual premium paid by the Company was $169,100.

              (c) The provisions of this Section 6.6 shall be in addition to, and shall not limit, the indemnification agreements entered into between an indemnified party and the Company prior to the date hereof, all of which agreements are identified on Schedule 6.6 hereof and true and correct copies of which have previously been delivered to Parent. The provisions of this Section
6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Sub, the Company and the Surviving Corporation.

              6.7 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Stockholders Agreement, subject, as applicable, to the Company Stockholder Approval, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act. In case at any time after the

Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

              6.8 Conduct of Business of Sub. During the period of time from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

              6.9 Publicity. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Offer and the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law or by obligations arising under the Company's listing agreement with Nasdaq, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

              6.10 Spin-Off of Certain Real Estate. Immediately prior to the acceptance of Shares in the Offer, the Company shall declare a dividend, payable to then record holders of Shares, consisting of ownership interests in an entity ("Spinco") that will own, directly or indirectly, the assets specified on Schedule 6.10(a) hereto (the "Designated Assets"), the payment of such dividend to be contingent upon the consummation of the Offer and subject to compliance with all applicable laws. The form of entity that will be used for Spinco, all transactions related to such dividend (including, without limitation, any intercompany transfers) and all documents, agreements and instruments related to such dividend and related transactions (including, without limitation, any agreements between Spinco and the Company or any of its Subsidiaries providing for the allocation of expenses or liabilities and indemnification) (the "Spin-Off Documents"), shall be in form and substance reasonably acceptable to Parent and the Company. Notwithstanding the foregoing, it is agreed that (i) all indebtedness of the Company or any of its Subsidiaries (other than the Company's Revolving Credit Loan Agreement with Comerica Bank-California) secured, in whole or in part, by any of the Designated Assets shall be assumed by Spinco and shall be paid, when due, by Spinco and the Company shall be released from any liability with respect thereto, (ii) all costs and expenses solely attributable to the transactions related to such dividend (including, without limitation, any necessary and reasonable fees and expenses of counsel, accountants and advisors and any filing fees), whether before or after the consummation of the Offer, shall be paid by Spinco when such amounts are due, (iii) Spinco shall indemnify and hold the Company and its

Subsidiaries harmless from and against any loss, cost, damage or expense (including, without limitation, the reasonable fees and expenses of counsel) arising out of or related to any failure of Spinco to discharge the obligations specified in clause (i) or clause (ii), (iv) Spinco shall indemnify and hold Parent, the Company and its Subsidiaries harmless from and against any Taxes (and any fees, costs and expenses with respect to such Taxes or any dispute thereof) attributable to, arising out of or relating to (a) Spinco, (b) the formation of Spinco, (c) the transfer of the Designated Assets to Spinco by the Company or any of its Subsidiaries, (d) the assumption or refinancing of any liabilities with respect to the Designated Assets, (e) the sale, exchange, distribution, dividend or other distribution of any assets by Spinco, (f) the sale, exchange, distribution, dividend or other disposition of interests in Spinco by the Company or any of its Subsidiaries, and (g) any steps which are attendant to or necessary in connection with any of the foregoing transactions, which indemnification obligations shall survive until sixty days after the expiration of the applicable statute of limitations with respect to the assessment of Taxes relating to the foregoing transactions, and which indemnification obligations shall be due and payable at such times as Taxes (including estimated Taxes) become due and payable (plus interest from the date of unreimbursed payment by the Company at a rate of 9% per annum) (with the filing of Tax Returns and calculation of the "Estimated Tax Amount" being based upon an appraisal of the Designated Assets by an independent appraiser mutually acceptable to Parent and the Company and a certification of the adjusted bases of the Designated Assets provided by Price Waterhouse & Co. or such other "big six" accounting firm as may be agreed to by Parent and the Company, the costs of which appraisal and certification will be paid by Spinco) and at such time as there is a final determination of a deficiency with respect to such reported Taxes (plus interest from the date of unreimbursed payment by the Company at a rate of 9% per annum), (v) with respect to the Taxes identified in the immediately preceding clause (iv), the Company will not agree, without Spinco's consent, to any extension of the applicable statute of limitations, which consent will not be unreasonably withheld, and such consent will not be required if the failure to agree to such extension may reasonably be expected to result in the proposed assessment of a deficiency for material Taxes unrelated to Spinco or in liability for indemnified Taxes which exceeds Spinco's cash, notes receivable from real property sales and cash equivalent assets at such time, and (vi) any indemnification under this Section 6.10 shall be made on an after-tax basis and shall be adjusted to take into account any Tax benefits and Tax detriments attributable to the indemnified loss and to the receipt or accrual of an indemnification payment hereunder (including any additional payments pursuant to this clause (vi)). The Company will use its best efforts to facilitate the dividend and shall seek all consents necessary (including, without limitation, the consent of the Company's lenders) to consummate the dividend and related transactions.

              It is understood and agreed that prior to payment of the dividend, the current lease agreement with respect to the home office building will be amended to provide for (1) continuation of the current rent for two years; (2) adjustment of the rental for the succeeding three years at the current market rental rate at the beginning of such succeeding three years; and
(3) adjustment of the term of the lease to five years with a five year option to renew at a rental equal to the current market rental rate at the beginning of such renewal term. It is understood and agreed that the "current market rental rate" shall be determined by the Company and Spinco, each selecting an appraiser to make such determination, and that if such appraisers cannot agree, then they shall select a third appraiser whose determination shall be final and binding on all parties. Each party shall bear the cost of its appraiser and the cost of the third appraiser, if necessary, shall be split evenly between the parties. Finally, under no circumstances shall the rental rate referred to in (2) above be less than the rental rate in effect prior to such adjustment or more than 1.2 multiplied by the rental rate in effect prior to such adjustment. In addition, the lease agreement shall be amended to provide that the Company may sublease the property with the consent of the landlord, which consent will not be unreasonably withheld, and that in the event the Company shall sublease the property and shall receive in rent thereunder an amount in excess of the rent payable under the lease, such excess shall be paid to the landlord.

              In order to facilitate the orderly management of Spinco, following payment of the dividend for a period of one year Company will provide (at no cost to Spinco) at least two cubicles of office space, telephone and secretarial support to two employees of Spinco and will give such Spinco employees reasonable access to such other office equipment as is reasonable and necessary. Furthermore, at the time of payment of the dividend, Spinco shall have at least $100,000 in cash or cash equivalent assets available to it (any such amounts that do not represent proceeds from the sale of Designated Assets shall be subject to repayment by Spinco). All funds received in respect of sales of Designated Assets from the date hereof through the date of the payment of the dividend shall be credited to the account of Spinco, but shall be available to satisfy the obligations of Spinco to Company hereunder.

              Company shall not be required to pay the dividend until such time as Spinco has either (i) paid all amounts owed by it to Company with respect to the Estimated Tax Amount, third party costs related to the dividend or related transactions or similar matters for which Spinco has agreed to pay or for which there are existing indemnity claims which it has agreed to indemnify the Company or (ii) have made adequate and commercially reasonable provision for the prompt payment of any such amounts from time to time in the future as such amounts are paid or become due and payable by the Company. The parties understand and agree that terms and provisions with respect to the dividend and related transactions, in addition to those set forth herein, will be necessary and appropriate in connection with the transactions contemplated by this Section 6.10. Such additional terms and provisions, when negotiated by the parties, shall, together with the provisions of this Section 6.10, be set forth in customary documentation with respect to spin-off transactions, all of which shall be finalized by the parties prior to the closing of the Offer.


                                  ARTICLE VII
                              CONDITIONS PRECEDENT

              7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

              (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the Shares entitled to vote thereon if such vote is required by applicable law; provided that the Parent and Sub shall vote all Shares purchased pursuant to the Offer or the Stockholders Agreement in favor of the Merger.

              (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

              (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

              (d) Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or governmental agency or authority which prohibits the consummation of the Merger.

              (e) Payment for Shares. Sub shall have accepted for payment and paid for the shares of Company Common Stock tendered in the Offer such that, after such acceptance and payment, Parent and its affiliates shall own, at consummation of the Offer, a majority of the outstanding shares of the Company Common Stock; provided that this condition shall be deemed to have been satisfied if Sub fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms and conditions of the Offer.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

              8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

              (a) by mutual written consent of the Company and Parent, or by mutual action of their respective Boards of Directors;

              (b) by either the Company or Parent (i) prior to the consummation of the Offer if there has been a breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within three business days following receipt by the breaching party of notice of such breach, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

              (c) by either the Company or Parent, so long as such party has not breached its obligations hereunder, if the Merger shall not have been consummated on or before February 18, 1997; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

              (d) by Parent or Company in the event that a Trigger Event has occurred under Section 6.4(b);

              (e) by Parent in the event an Acquisition Proposal has been made to the Company and the Company shall fail to reaffirm its approval or recommendation of the Offer, the Merger, this Agreement and the Stockholders Agreement on or before the fifth business day following the date on which such Acquisition Proposal shall have been made;

              (f) by Parent, if the Offer terminates, is withdrawn, abandoned or expires by reason of the failure to satisfy any condition set forth in Exhibit A hereto; or

              (g) by the Company, if the Offer shall have expired or have been withdrawn, abandoned or terminated without any shares of Company Common Stock being purchased by Sub thereunder on or prior to the 90th day after the date of commencement of the Offer pursuant to Section 1.2 hereof.

              8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective affiliates, officers, directors or shareholders except (i) with respect to this
Section 8.2, the second sentence of Section 6.2, and Section 6.4, and (ii) to the extent that such termination results from the material breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in this Agreement except as provided in Section 9.7.

              8.3 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Sub and the Company at any time prior to the Effective Date with respect to any of the terms contained herein; provided, however, that, after this Agreement is approved by the Company's stockholders, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the stockholders of the Company.

              8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                   ARTICLE IX
                               GENERAL PROVISIONS

              9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article III, and Section 6.6 hereof. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

              9.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

              (a)    if to Parent or Sub, to:

                     Cooperative Computing, Inc. or
                     CCI Acquisition Corp.
                     6207 Bee Cave Road
                     Austin, Texas  78746-5146
                     Attn:  Glenn Staats
                     Telephone:  (512) 328-2300
                     Telecopy:   (512) 329-6461

              with a copy to:

                     Weil, Gotshal & Manges
                     100 Crescent Court
                     Suite 1300
                     Dallas, Texas  75201-6950
                     Attn:  Thomas A. Roberts
                     Telephone:  (214) 746-7748
                     Telecopy:   (214) 746-7777

                     and

                     Hicks, Muse, Tate & Furst Incorporated
                     200 Crescent Court
                     Suite 1600
                     Dallas, Texas  75201-6950
                     Attn:  Lawrence D. Stuart, Jr.
                     Telephone:  (214) 740-7365
                     Telecopy:   (214) 740-7313

              (b)    if to the Company, to:

                     Triad Systems Corporation
                     3055 Triad Drive
                     Livermore, California  94550
                     Attn:  James Porter
                     Telephone:  (510) 449-0606
                     Telecopy:   (510) 455-6917

              with copies to:

                     McCutchen, Doyle, Brown & Enersen, LLP
                     55 South Market Street
                     Suite 1500
                     San Jose, California  95113-2373
                     Attn:  Daniel Cooperman

                     Telephone:  (408) 947-8400
                     Telecopy:   (408) 947-4750


              9.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

              9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

              9.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (together with the Confidentiality Agreement, the Stockholders Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and, except as provided in Section 6.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

              9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

              9.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate pursuant to Article VIII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

              9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly-formed direct wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                           COOPERATIVE COMPUTING, INC.


                                           By: /s/ GLENN E. STAATS
                                              --------------------------------
                                           Name: Glenn E. Staats
                                                ------------------------------
                                           Title: President
                                                 -----------------------------



                                           CCI ACQUISITION CORP.


                                           By: /s/ PATRICK K. MCGEE
                                              --------------------------------
                                           Name: Patrick K. McGee
                                                ------------------------------
                                           Title: Vice President
                                                 -----------------------------


                                           TRIAD SYSTEMS CORPORATION


                                           By: /s/ JAMES R. PORTER
                                              --------------------------------
                                           Name: James R. Porter
                                                ------------------------------
                                           Title: President and Chief
                                                 -----------------------------
                                                  Executive Officer
                                                 -----------------------------

                                                                       EXHIBIT A



              The capitalized terms used in this Exhibit A shall have the respective meanings given to such terms in the Agreement and Plan of Merger, dated as of October 17, 1996, among Cooperative Computing, Inc. ("Parent"), CCI Acquisition Corp. ("Sub") and Triad Systems Corporation ("Company") (the "Merger Agreement") to which this Exhibit A is attached.


                            CONDITIONS TO THE OFFER

              Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for), if (i) there have not been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares which constitutes 51% of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" having the following meaning, as of any date: the number of Shares outstanding, together with Shares the Company may be required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans, or otherwise); (ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; (iii) the debt financing sources for Sub shall not have provided the applicable debt financing to Sub pursuant to the financing commitment with respect thereto previously delivered to the Company by Sub; or
(iv) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events shall occur or shall reasonably be deemed by Sub to have occurred:

              (A) there shall have been any statute, rule or regulation enacted, entered or enforced or deemed applicable, or any decree, order or injunction entered or enforced by any government or governmental authority in the United States or by any court in the United States that: (1) restrains or prohibits the making or consummation of the Offer or the Merger, (2) makes the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (3) imposes material limitations on the ability of Sub, the Company or any of their respective




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       affiliates or Subsidiaries effectively to acquire or hold, or requiring
       Sub, the Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any material portion of the assets or the business of the Company and its Subsidiaries taken as a whole, or imposes limitations on the ability of Sub, the Company or any of their respective affiliates or Subsidiaries to continue to conduct, own or operate, as heretofore conducted, owned or operated, all or any material portion of the businesses or assets of the Company and its Subsidiaries taken as a whole, (4) imposes or results in material limitations on the ability of Sub or any of its affiliates to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of the Company; or (5) prohibits or restricts in a material manner the financing of the Offer;

              (B) any change (or any condition, event or development involving a prospective change) shall have occurred in the business, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole;

              (C) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of five hours, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) any material adverse change in United States currency exchange rates or a suspension of, or a limitation on, the markets therefor, (4) the commencement of a war, armed hostilities or other international or national calamity, directly or indirectly involving the United States, (5) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, or (6) in the case of any of the foregoing, a material acceleration or worsening thereof;

              (D) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) shall not be true and correct in all material respects as of the date of




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
       consummation of the Offer as though made on and as of such date except
       (1) for changes specifically permitted by the Merger Agreement and (2) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

              (E) the obligations of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) shall not have been performed or complied with in all material respects by the Company;

              (F) the Merger Agreement shall have been terminated in accordance with its terms;

              (G) prior to the purchase of Shares pursuant to the Offer, an Acquisition Proposal for the Company exists and the Board shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Sub its recommendation of the Offer, the Merger Agreement or the Merger; or

              (H) Parent, Sub and the Company shall not have reached agreement as to the documents and transactions described in Section 6.10 in accordance with such Section 6.10.

              The foregoing conditions are for the sole benefit of Sub and its affiliates and may be asserted by Sub regardless of the circumstances (including, without limitation, any action or inaction by Sub or any of its affiliates) giving rise to any such condition or may be waived by Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Sub concerning any of the events described herein shall be final and binding.





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